Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U.S. CELLULAR RECEIVE NON-COMPLIANCE NOTIFICATIONS FROM THE AMEX

CHICAGO - Mar. 20, 2007 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX: USM], as expected and pursuant to prior conversations with The American Stock Exchange (AMEX), today announced that both companies received notices from the staff of the AMEX indicating that TDS and U.S. Cellular are not in compliance with listing standards due to delayed filings of their annual reports on Form 10-K for the year ended Dec. 31, 2006.

As a result of the non-compliance notices, TDS and U.S. Cellular will be included in a list of issuers, which is posted daily on the AMEX website, that are not in compliance with the listing standards and ".LF" will be appended to their trading symbols whenever such trading symbols are transmitted with a quotation or trade.

The website posting and indicator will remain in effect until TDS and U.S. Cellular have regained compliance with all applicable listing requirements. TDS and U.S. Cellular expect to be in compliance with such listing requirements when they file their Form 10-K reports for the year ended Dec. 31, 2006 which were delayed as the companies completed a restatement of their financial results for the years ended Dec. 31, 2002 - 2005, including quarterly information for 2004 and 2005, and the first and second quarters of 2006. The companies completed their restatements and filed their Form 10-Q reports for the quarter ended Sept. 30, 2006 on Feb. 23, 2007.

As disclosed on Feb. 12, 2007 both companies have received from their lenders, under credit agreements and from counterparties under certain forward contracts, extended waivers to file their Forms 10-K by April 24, 2007.

TDS and U.S. Cellular will also file Form 8-K reports to report additional matters relating to the notices from the AMEX.

About TDS TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of Dec. 31, 2006, the company employed 11,800 people and served 7 million customers/units in 36 states.

About U.S. Cellular
As of Dec. 31, 2006, U.S. Cellular Corporation, the nation's sixth-largest wireless service carrier, employed 8,100 people and provided wireless service to 5.8 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support, and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com